Exhibit 99.1

Meetinghouse Bancorp, Inc. Announces Date of 2013 Annual Meeting of Shareholders

DORCHESTER, Mass.--(BUSINESS WIRE)--March 1, 2013--Meetinghouse Bancorp, Inc. (OTCBB: MTGB) today announced that its annual meeting of shareholders will be held on Wednesday, June 12, 2013, at the Phillips House, 780 Morrissey Blvd., Dorchester, Massachusetts.

Meetinghouse Bancorp, Inc. is the holding company for Meetinghouse Bank, a Massachusetts-chartered savings bank. Its deposit accounts are insured up to applicable legal limits by the Federal Deposit Insurance Corporation and deposit accounts in excess of FDIC insurance limits are insured by the Share Insurance Fund. Headquartered in Dorchester, Massachusetts, the Bank primarily serves the “Lower Mills” area of the City of Boston, which encompasses the community of Dorchester within the City of Boston and the Town of Milton.

CONTACT:
Meetinghouse Bancorp, Inc.
Anthony A. Paciulli, 617-298-2250
President and Chief Executive Officer